Exhibit 5

                        August 15, 1996


Hughes Supply, Inc.
20 North Orange Avenue
Suite 200
Orlando, Florida 32801

     Re:  Registration Statement on Form S-3

Gentlemen:

      We refer to the proposed sale of up to 1,368,552 shares of Common Stock, par value $1.00 per share (the "Stock"), of Hughes Supply, Inc. (the "Corporation") whereby the Stock will be offered for the accounts of John E. Petterson, John F. Caswell, Jr., Ray A. Sparks, individually and as custodian, James D. Davis, Michael L. Stanwood, and Jemison Investment Co., Inc. (the "Selling Shareholders"). We have examined the Registration Statement on Form S-3 proposed to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We have also examined copies of your Articles of Incorporation, including all amendments to the date hereof, and all other corporate records and documents deemed necessary to render this opinion.

     Based on the foregoing, it is our opinion that the shares of the Stock being registered will, when sold as contemplated in the Prospectus forming a part of the Registration Statement, be legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

      We hereby consent (i) to be named in the Registration Statement and in the Prospectus, which constitutes a part thereof, as the attorneys who will pass on the legal matters in connection with the proposed sale of the Stock by the selling stockholders, and (ii) to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                   Very truly yours,

                                   MAGUIRE, VOORHIS & WELLS, P.A.



                                   By: /s/ Robert N. Blackford
                                       Robert N. Blackford


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